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Exhibit 23.1

Independent Auditors' Consent

The General Partner
Alliance Capital Management Holding L.P.:

        We consent to the use of our report dated January 29, 2004, with respect to the statements of financial condition of Alliance Capital Management Holding L.P. as of December 31, 2003 and 2002, and the related statements of income, changes in partners' capital and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2003, and all related financial statement schedules, which report appears in the December 31, 2003 annual report on Form 10-K of Alliance Capital Management Holding L.P.

        We also consent to the use of our report dated January 29, 2004, with respect to the consolidated statements of financial condition of Alliance Capital Management L.P. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in partners' capital and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Alliance Capital Management Holding L.P. Our report contained an explanatory paragraph that relates to a change in the method of accounting for goodwill and certain intangible assets in 2002.

/s/ KPMG LLP

New York, New York
March 9, 2004

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  Exhibit 23.1